Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR OF 2019

—Reports Fourth Quarter Earnings of $1.97 per Share or $1.80 per Share

Excluding Net Realized Investment Gains—

—Agrees to Acquire Docutech—

SANTA ANA, Calif., Feb. 13, 2020 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the fourth quarter and year ended Dec. 31, 2019.

Current Quarter Highlights

•	Total revenue of $1.7 billion, up 22 percent compared with last year
-	Closed title orders up 27 percent, driven by a 131 percent increase in refinance orders
-	Average revenue per order down 8 percent, driven by the shift to refinance transactions
•	Net realized gains of $23.8 million, primarily due to the change in the fair value of equity securities
•	Title Insurance and Services segment pretax margin of 17.8 percent
-	16.8 percent excluding net realized investment gains
•	Commercial revenues of $238.9 million, up 3 percent compared with last year
•	Title Insurance and Services segment investment income of $69.8 million, up 1 percent vs. 2018
•	Specialty Insurance segment pretax margin of 16.7 percent
-	14.7 percent excluding net realized investment gains
•	Debt-to-capital ratio of 18.5 percent

Full Year 2019 Highlights

•	Total revenue of $6.2 billion, up 8 percent compared with last year
•	Record Title Insurance and Services segment pretax margin of 16.1 percent
-	15.2 percent excluding net realized investment gains
•	Record commercial revenues of $767.0 million, up 2 percent compared with last year
•	Title Insurance and Services segment investment income of $282.9 million, up 27 percent vs. 2018
•	Specialty Insurance segment pretax margin of 13.2 percent, highest since 2014
-	11.3 percent excluding net realized investment gains
•	Cash flow from operations of $913.1 million, up 15 percent compared with last year
•	Return on equity of 17.3 percent
•	In January 2020, raised common stock dividend by 5 percent to an annual rate of $1.76 per share
•	Named to the Fortune 100 Best Companies to Work For® list for the fourth consecutive year

Docutech Acquisition

Today, the company announced the signing of an agreement to acquire Docutech, a leading provider of document, eClose and fulfillment technology for the mortgage industry. The acquisition advances First American’s ability to provide lender customers with end-to-end digital mortgage and settlement services. Docutech’s technology platform, which is fully integrated with leading third-party and proprietary loan origination systems and reaches more than 175 lenders, deepens the company’s relationships with these industry players. The $350 million all-cash transaction is expected to close by the end of March and be accretive to earnings in 2020.

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total revenue	$1,728.7	$1,417.1	$6,202.1	$5,747.8
Income before taxes	288.5	118.9	905.0	609.5

Net income	$224.0	$91.6	$707.4	$474.5
Net income per diluted share	1.97	0.81	6.22	4.19

Total revenue for the fourth quarter of 2019 was $1.7 billion, an increase of 22 percent relative to the fourth quarter of 2018. Net income in the current quarter was $224.0 million, or $1.97 per diluted share, compared with net income of $91.6 million, or 81 cents per diluted share, in the fourth quarter of 2018. Net realized investment gains in the current quarter were $23.8 million, or 16 cents per diluted share, compared with net realized investment losses of $67.5 million, or 47 cents per diluted share, in the fourth quarter of last year. These net realized investment gains and losses were primarily due to the change in the fair value of equity securities.

Total revenue for the full year of 2019 was $6.2 billion, up 8 percent compared with the prior year. Net income was $707.4 million, or $6.22 per diluted share, compared with net income of $474.5 million, or $4.19 per diluted share, in 2018. Net realized investment gains in 2019 were $66.4 million, or $0.46 per diluted share, compared with net realized investment losses of $56.5 million, or $0.39 per diluted share, in 2018. These net realized investment gains and losses were primarily due to the change in the fair value of equity securities.

“Our strong fourth-quarter results closed out another year of record financial performance,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Favorable market conditions combined with our continued focus on operational efficiency enabled our title segment to deliver a record annual pretax margin of 16.1 percent. Our specialty insurance segment achieved a pretax margin of 13.2 percent, its highest since 2014.

“The acquisition of Docutech reflects our steadfast commitment to invest in and grow our core business. Moreover, it demonstrates our dedication to improving the home-buying experience for consumers and driving the digital transformation of the real estate settlement process. We’re excited to soon welcome to First American the people of Docutech, a highly respected leader in the document technology solutions industry. Together, we will accelerate the evolution of real estate closings.

“Looking forward to 2020, we are optimistic about market conditions and expect to continue to deliver strong financial results. Given our continued confidence in the prospects for our business and our commitment to maximize long-term shareholder value, we raised the dividend by 5 percent in January.”

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	December 31,
	2019	2018
Total revenues	$1,591.2	$1,314.4

Income before taxes	$283.8	$136.4
Pretax margin	17.8%	10.4%

Title open orders(1)	251,700	202,400
Title closed orders(1)	224,200	176,500

U.S. Commercial
Total revenues	$238.9	$232.2
Open orders	32,900	29,700
Closed orders	20,900	20,800
Average revenue per order	$11,400	$11,200
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the fourth quarter were $1.6 billion, up 21 percent compared with the same quarter of 2018. Direct premiums and escrow fees were up 17 percent compared with the fourth quarter of 2018, driven by a 27 percent increase in the number of direct title orders closed that was partially offset by an 8 percent decline in the average revenue per direct title order closed. The average revenue per direct title order declined to $2,603 due to the shift in the order mix to lower-premium residential refinance transactions, despite higher average revenue per order for residential purchase, residential refinance and commercial transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 15 percent in the current quarter as compared with last year.

Information and other revenues were $203.0 million this quarter, up 11 percent compared with the same quarter of last year. The increase was primarily due to growth in real estate transaction activity that led to higher demand for the company’s title information products.

Investment income was $69.8 million in the fourth quarter, up $0.5 million, or 1 percent. Higher average balances, primarily due to strength in the tax-deferred property exchange and warehouse lending businesses, were largely offset by the impact of the decline in short-term interest rates on the company’s investment portfolio and cash balances. Net realized investment gains totaled $20.6 million in the current quarter, compared with losses of $58.0 million in the fourth quarter of 2018.

Personnel costs were $450.2 million in the fourth quarter, an increase of $24.5 million, or 6 percent, compared with the same quarter of 2018. This increase was primarily driven by higher incentive compensation, overtime and temporary employee expense.

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

Other operating expenses were $224.0 million in the fourth quarter, up $24.8 million, or 12 percent, compared with the fourth quarter of 2018. The increase was due to higher production-related costs as a result of the increase in order volume, and higher software and professional services expense.

The provision for policy losses and other claims was $51.9 million in the fourth quarter, or 4.0 percent of title premiums and escrow fees, consistent with a 4.0 percent loss provision rate in the fourth quarter of 2018. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year and no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $29.6 million in the fourth quarter, a decline of $2.0 million, or 6 percent, compared with the same period last year. The decrease was primarily attributable to lower software license amortization.

Pretax income for the Title Insurance and Services segment was $283.8 million in the fourth quarter, compared with $136.4 million in the fourth quarter of 2018. Pretax margin was 17.8 percent in the current quarter, compared with 10.4 percent last year. Excluding the impact of net realized investment gains and losses, the pretax margin was 16.8 percent this year, compared with 14.2 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	December 31,
	2019	2018
Total revenues	$131.6	$111.6

Income before taxes	$22.0	$0.8
Pretax margin	16.7%	0.7%

Total revenues for the Specialty Insurance segment were $131.6 million in the fourth quarter of 2019, an increase of 18 percent compared with the fourth quarter of 2018. Excluding the impact of net realized investment gains and losses, total revenues this quarter were up 6 percent. Both the home warranty and property and casualty business lines grew revenues this quarter and benefited from lower claim losses, primarily due to reduced claim severity. The property and casualty business also experienced lower wildfire-related claim losses this year. As a result, the overall loss ratio for the segment declined significantly to 51.2 percent this quarter, compared with 61.9 percent in the prior year. The segment’s pretax margin in the current quarter was 16.7 percent, compared with 0.7 percent in the fourth quarter of last year. Excluding net realized investment gains and losses, the current quarter’s pretax margin was 14.7 percent, compared with 8.5 percent last year.

Teleconference/Webcast

First American’s fourth-quarter and year-end 2019 results will be discussed in more detail on Thursday, Feb. 13, 2020, at 11 a.m. EST, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Feb. 27, 2020, by dialing 201-612-7415 and using the conference ID 13698002. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; banking, trust and wealth management services; and other related products and services. With total revenue of $6.2 billion in 2019, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2019, First American was named to the Fortune 100 Best Companies to Work For® list for the fourth consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; volatility in the capital markets; unfavorable economic conditions; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including data privacy laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions and intrusions or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

market disruption; technological and other developments that change the way real estate transactions are conducted and related documents are processed; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total revenues	$1,728,664	$1,417,113	$6,202,061	$5,747,844

Income before income taxes	$288,513	$118,918	$905,018	$609,538
Income tax expense	63,907	25,744	195,170	133,640
Net income	224,606	93,174	709,848	475,898
Less: Net income attributable to noncontrolling interests	608	1,525	2,438	1,402
Net income attributable to the Company	$223,998	$91,649	$707,410	$474,496

Net income per share attributable to stockholders:
Basic	$1.98	$0.81	$6.26	$4.21
Diluted	$1.97	$0.81	$6.22	$4.19

Cash dividends declared per share	$0.42	$0.42	$1.68	$1.60

Weighted average common shares outstanding:
Basic	113,301	112,768	113,080	112,613
Diluted	113,984	113,387	113,655	113,279

Selected Title Insurance Segment Information
Title orders opened(1)	251,700	202,400	1,093,000	981,800
Title orders closed(1)	224,200	176,500	795,800	730,800
Paid title claims	$42,469	$43,342	$162,207	$165,771

(1) U.S. direct title insurance orders only.

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	December 31,	December 31,
	2019	2018
Cash and cash equivalents	$1,485,959	$1,467,129
Investments	6,589,443	6,225,520
Goodwill and other intangible assets, net	1,242,741	1,253,538
Total assets	11,519,167	10,630,635
Reserve for claim losses	1,063,044	1,042,679
Notes and contracts payable	728,232	732,019
Total stockholders’ equity	$4,420,484	$3,741,881

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
December 31, 2019	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$748,443	$626,130	$122,313	$—
Agent premiums	671,602	671,602	—	—
Information and other	205,973	202,972	3,253	(252)
Net investment income	78,806	69,843	2,753	6,210
Net realized investment gains	23,840	20,608	3,232	—
	1,728,664	1,591,155	131,551	5,958
Expenses
Personnel costs	476,683	450,153	19,874	6,656
Premiums retained by agents	529,749	529,749	—	—
Other operating expenses	256,251	224,024	23,421	8,806
Provision for policy losses and other claims	114,515	51,912	62,603	—
Depreciation and amortization	31,484	29,600	1,846	38
Premium taxes	19,725	17,950	1,775	—
Interest	11,744	3,951	—	7,793
	1,440,151	1,307,339	109,519	23,293
Income (loss) before income taxes	$288,513	$283,816	$22,032	$(17,335)

Three Months Ended		Title	Specialty	Corporate
December 31, 2018	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$652,834	$537,414	$115,420	$—
Agent premiums	583,075	583,075	—	—
Information and other	185,377	182,646	2,995	(264)
Net investment income	63,289	69,307	2,629	(8,647)
Net realized investment losses	(67,462)	(58,011)	(9,451)	—
	1,417,113	1,314,431	111,593	(8,911)
Expenses
Personnel costs	436,494	425,605	18,122	(7,233)
Premiums retained by agents	458,028	458,028	—	—
Other operating expenses	225,123	199,200	17,841	8,082
Provision for policy losses and other claims	116,238	44,820	71,418	—
Depreciation and amortization	33,393	31,615	1,740	38
Premium taxes	17,938	16,245	1,693	—
Interest	10,981	2,481	—	8,500
	1,298,195	1,177,994	110,814	9,387
Income (loss) before income taxes	$118,918	$136,437	$779	$(18,298)

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Year Ended		Title	Specialty	Corporate
December 31, 2019	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,659,273	$2,188,056	$471,217	$—
Agent premiums	2,373,140	2,373,140	—	—
Information and other	787,831	776,124	12,742	(1,035)
Net investment income	315,413	282,910	11,249	21,254
Net realized investment gains	66,404	55,722	10,682	—
	6,202,061	5,675,952	505,890	20,219
Expenses
Personnel costs	1,806,005	1,701,742	80,120	24,143
Premiums retained by agents	1,874,266	1,874,266	—	—
Other operating expenses	923,298	805,480	80,705	37,113
Provision for policy losses and other claims	446,040	182,450	263,590	—
Depreciation and amortization	129,021	121,643	7,225	153
Premium taxes	70,612	62,938	7,674	—
Interest	47,801	15,220	—	32,581
	5,297,043	4,763,739	439,314	93,990
Income (loss) before income taxes	$905,018	$912,213	$66,576	$(73,771)

Year Ended		Title	Specialty	Corporate
December 31, 2018	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,507,669	$2,052,951	$454,718	$—
Agent premiums	2,284,906	2,284,906	—	—
Information and other	781,467	770,725	11,802	(1,060)
Net investment income	230,289	223,318	10,190	(3,219)
Net realized investment losses	(56,487)	(49,119)	(7,368)	—
	5,747,844	5,282,781	469,342	(4,279)
Expenses
Personnel costs	1,748,949	1,671,846	75,355	1,748
Premiums retained by agents	1,799,836	1,799,836	—	—
Other operating expenses	900,208	793,364	74,025	32,819
Provision for policy losses and other claims	452,633	173,520	279,113	—
Depreciation and amortization	125,927	119,053	6,721	153
Premium taxes	69,775	62,646	7,129	—
Interest	40,978	7,513	—	33,465
	5,138,306	4,627,778	442,343	68,185
Income (loss) before income taxes	$609,538	$655,003	$26,999	$(72,464)

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Realized Investment Gains and Losses ("NRIG(L)")
(in thousands, except margin and per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Consolidated
Total revenues	$1,728,664	$1,417,113	$6,202,061	$5,747,844
Less: NRIG(L)	23,840	(67,462)	66,404	(56,487)
Total revenues excluding NRIG(L)	$1,704,824	$1,484,575	$6,135,657	$5,804,331

Pretax income	$288,513	$118,918	$905,018	$609,538
Less: NRIG(L)	23,840	(67,462)	66,404	(56,487)
Pretax income excluding NRIG(L)	$264,673	$186,380	$838,614	$666,025

Pretax margin	16.7%	8.4%	14.6%	10.6%
Less: Pretax margin impact of NRIG(L)	1.2%	(4.2)%	0.9%	(0.9)%
Pretax margin excluding NRIG(L)	15.5%	12.6%	13.7%	11.5%

Earnings per diluted share (EPS)	$1.97	$0.81	$6.22	$4.19
Less: EPS impact of NRIG(L)	0.16	(0.47)	0.46	(0.39)
EPS excluding NRIG(L)	$1.80	$1.28	$5.76	$4.58

Title Insurance and Services Segment
Total revenues	$1,591,155	$1,314,431	$5,675,952	$5,282,781
Less: NRIG(L)	20,608	(58,011)	55,722	(49,119)
Total revenues excluding NRIG(L)	$1,570,547	$1,372,442	$5,620,230	$5,331,900

Pretax income	$283,816	$136,437	$912,213	$655,003
Less: NRIG(L)	20,608	(58,011)	55,722	(49,119)
Pretax income excluding NRIG(L)	$263,208	$194,448	$856,491	$704,122

Pretax margin	17.8%	10.4%	16.1%	12.4%
Less: Pretax margin impact of NRIG(L)	1.0%	(3.8)%	0.9%	(0.8)%
Pretax margin excluding NRIG(L)	16.8%	14.2%	15.2%	13.2%

Specialty Insurance Segment
Total revenues	$131,551	$111,593	$505,890	$469,342
Less: NRIG(L)	3,232	(9,451)	10,682	(7,368)
Total revenues excluding NRIG(L)	$128,319	$121,044	$495,208	$476,710

Pretax income	$22,032	$779	$66,576	$26,999
Less: NRIG(L)	3,232	(9,451)	10,682	(7,368)
Pretax income excluding NRIG(L)	$18,800	$10,230	$55,894	$34,367

Pretax margin	16.7%	0.7%	13.2%	5.8%
Less: Pretax margin impact of NRIG(L)	2.0%	(7.8)%	1.9%	(1.4)%
Pretax margin excluding NRIG(L)	14.7%	8.5%	11.3%	7.2%

Note: Beginning in the first quarter of 2018, the company adopted new accounting guidance, which requires investments in equity securities to be measured at fair value, with changes in fair value recognized in net income, through net realized investment gains or losses, rather than through the balance sheet as previously required. Totals may not sum due to rounding.

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total revenues	$1,591,155	$1,314,431	$5,675,952	$5,282,781
Less: Net realized investment gains (losses)	20,608	(58,011)	55,722	(49,119)
Net investment income	69,843	69,307	282,910	223,318
Premiums retained by agents	529,749	458,028	1,874,266	1,799,836
Net operating revenues	$970,955	$845,107	$3,463,054	$3,308,746

Personnel and other operating expenses	$674,177	$624,805	$2,507,222	$2,465,210
Ratio (% net operating revenues)	69.4%	73.9%	72.4%	74.5%
Ratio (% total revenues)	42.4%	47.5%	44.2%	46.7%

Change in net operating revenues	$125,848		$154,308
Change in personnel and other operating expenses	49,372		42,012
Success Ratio(1)	39%		27%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Fourth Quarter and Full Year 2019 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q419	Q319	Q219	Q119	Q418
Open Orders per Day
Purchase	1,622	2,108	2,251	1,907	1,611
Refinance	1,487	1,922	1,408	1,001	763
Refinance as % of residential orders	48%	48%	38%	34%	32%
Commercial	522	523	515	491	471
Default and other	364	405	454	335	368
Total open orders per day	3,995	4,958	4,628	3,734	3,213

Closed Orders per Day
Purchase	1,469	1,639	1,626	1,205	1,413
Refinance	1,391	1,256	854	605	603
Refinance as % of residential orders	49%	43%	34%	33%	30%
Commercial	332	289	301	271	330
Default and other	366	318	291	392	456
Total closed orders per day	3,559	3,502	3,072	2,474	2,802

Average Revenue per Order (ARPO)
Purchase	$2,541	$2,528	$2,560	$2,430	$2,446
Refinance	1,195	1,159	1,128	1,119	1,093
Commercial	11,425	10,791	9,356	8,960	11,153
Default and other	209	257	358	223	245

Total ARPO	$2,603	$2,513	$2,620	$2,475	$2,824

Business Days	63	64	64	61	63

(1) U.S. operations only.

Totals may not sum due to rounding.

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